As filed with the Securities and Exchange Commission on May 12, 1994
                                                Registration No. 33-_____


                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                            ________________

                        CCB FINANCIAL CORPORATION
         (Exact name of Registrant as specified in its charter)

            North Carolina                        56-1347849
     (State or other Jurisdiction of           (I.R.S. Employer
      incorporation or organization)          Identification No.)

                        _________________________

                           111 Corcoran Street
                      Durham, North Carolina 27701
                             (919) 683-7777
      (Address of principal executive offices, including Zip Code)

                        _________________________

                    1993 MANAGEMENT RECOGNITION PLAN
                   FOR GRAHAM SAVINGS BANK, INC., SSB
                        (Full title of the plan)

                        _________________________

                           ERNEST C. ROESSLER
                                President
                        CCB Financial Corporation
                           Post Office Box 931
                      Durham, North Carolina  27702
                             (919) 683-7777
                 (Name and address of agent for service)

                                Copy to:
                        Anthony Gaeta, Jr., Esq.
                          Ward and Smith, P.A.
                     Two Hannover Square, Suite 2400
                          Post Office Box 2091
                   Raleigh, North Carolina  27602-2091
                       Telephone:  (919) 836-1800

                        _________________________

                   CALCULATION OF REGISTRATION FEE (1)

                               Proposed         Proposed
Title of                       Maximum          Maximum         Amount of
Securities to   Amount to be   Offering Price   Aggregate       Registration
be Registered   Registered     Per Share        Offering Price  Fee (1)

Common Stock,
 $5 par value    41,888        $35.80           $1,499,590       $517.06

(1)The shares of Registrant's common stock, $5.00 par value (the "Common Stock") are being offered to eligible directors and employees of Registrant's subsidiaries pursuant to the terms of Registrant's 1993 Management Recognition Plan for Graham Savings Bank, Inc., SSB (the "Plan"). Pursuant to Rule 457(h), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the price at which the shares were issued pursuant to the Plan.

 PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

     The following documents previously filed by Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

        (i) Registrant's Annual Report on Form 10-K for the year ended December 31, 1993;

        (ii)   Registrant's Current Report on Form 8-K dated March 14, 1994;

     In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Item 4.   Description of Securities

     The Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

     The validity of the shares of Common Stock offered hereby will be passed upon by Ward and Smith, P.A., counsel to Registrant.

Item 6.  Indemnification of Directors and Officers

     Registrant is incorporated under the laws of the State of North Carolina. North Carolina's Business Corporation Act (the "BCA") contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests,
(ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by
(i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding, (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its articles of incorporation or bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. Registrant's Amended and Restated Articles of Incorporation provide for the elimination of personal liability for monetary damages for certain breeches of fiduciary duty and Registrant's Bylaws provide for the indemnification of directors and officers to the maximum extent permitted by law.

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  Exhibits

     The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

  Exhibit No.              Description                   Reference
     4         Excerpts from Registrant's Amended     Incorporated by
               and Restated Articles of               reference
               Incorporation relating to rights
               of holders of Registrant's Common
               Stock (incorporated by reference
               to Exhibit 4 of Registrant's
               Registration Statement No.
               33-56398 on Form S-3 declared
               effective by the Commission on
               February 3, 1993)

     5         Opinion of Ward and Smith, P.A. as      Filed herewith
               to the legality of the securities
               being registered

    23.1       Consent of KPMG Peat Marwick            Filed herewith

    23.2       Consent of Ward and Smith, P.A.         Filed herewith
               (included in Exhibit 5)

    24         Power of Attorney                       Filed herewith

    99         Copy of 1993 Management                 Filed herewith
               Recognition Plan for Graham
               Savings Bank, Inc., SSB

Item 9.  Undertakings

     (a)  Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

               (i)       to include any prospectus required by
                         Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
               Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on May 11, 1994.

                         CCB Financial Corporation
                         (Registrant)


                         By:/s/ Ernest C. Roessler
                            Ernest C. Roessler

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


      Signature                       Title                  Date
/s/ Ernest C. Roessler            President and          May 11, 1994
Ernest C. Roessler                Director
                                  (Principal
                                  Executive
                                  Officer)

/s/ W. Harold Parker, Jr.         Senior Vice            May 11, 1994
W. Harold Parker, Jr.             President and
                                  Controller
                                  (Principal
                                  Financial and
                                  Accounting
                                  Officer)

*/s/ W. L. Burns, Jr.             Chairman of
W. L. Burns, Jr.                  the Board               May 11, 1994

J. Harper Beall, III              Director                ___________, 1994

*/s/ James B. Brame, Jr.          Director                May 11, 1994
James B. Brame, Jr.

*/s/ Timothy B. Burnett           Director                May 11, 1994
Timothy B. Burnett

*/s/ Arthur W. Clark              Director                May 11, 1994
Arthur W. Clark

*/s/ Kinsley van R. Dey, Jr.      Director                May 11, 1994
Kinsley van R. Dey, Jr.

*/s/ Frances Hill Fox             Director                May 11, 1994
Frances Hill Fox

T. E. Haigler, Jr.                Director                ___________, 1994

*/s/ George R. Herbert            Director                May 11, 1994
George R. Herbert

Edward S. Holmes                  Director                 ___________, 1994

Owen G. Kenan                     Director                 ___________, 1994

Eugene J. McDonald                Director                 ___________, 1994

Hamilton W. McKay, Jr., M.D.      Director                 ___________, 1994

*/s/ Eric B. Munson               Director                 May 11, 1994
Eric B. Munson

John B. Stedman                   Director                 ___________, 1994

H. Allen Tate, Jr.                Director                 ___________, 1994

*/s/ Phail Wynn, Jr.              Director                 May 11, 1994
Dr. Phail Wynn, Jr.

By:/s/ W. Harold Parker, Jr.
W. Harold Parker, Jr., Attorney-in-Fact

                           EXHIBIT INDEX

      Exhibit No.               Description                       Page No.
        4                  Excerpts from Registrant's Amended    Incorporated
                           and Restated Articles of              by reference
                           Incorporation relating to rights
                           of holders of Registrant's Common
                           Stock

        5                  Opinion of Ward and Smith, P.A. as
                           to the legality of the securities
                           being registered

       23.1                Consent of KPMG Peat Marwick

       23.2                Consent of Ward and Smith, P.A.
                           Included in Exhibit 5

       24                  Power of Attorney

       99                  Copy of 1993 Management
                           Recognition Plan for Graham
                           Savings Bank, Inc., SSB